EXECUTION COPY
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                              EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of July 18, 2005, is made and entered into by and between Scottish Re Group Limited (the "Company") and Dean Edward Miller (the "Executive").

                              W I T N E S S E T H:

     WHEREAS, the Company desires to ensure that it retains the Executive's management and executive services by directly engaging Executive as its Executive Vice President - Chief Financial Officer;

     WHEREAS, in order to induce the Executive to continue to serve in such position, the Company desires to provide the Executive with compensation and other benefits on the terms and conditions set forth in this Agreement; and

     WHEREAS, the Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the agreements and covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.   Certain Defined Terms.
     ---------------------

     In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

     (a)  "Act" means the Securities Exchange Act of 1934, as amended.

     (b) "Board" means the Board of Directors of Scottish Re Group Limited, a Cayman Islands, British West Indies company.

     (c) "Change in Control" means the occurrence during the Term of any of the following events:

          (i) the acquisition by any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (a "Person"), including as a result of a Business Combination (as defined in Section 1(c)(iii)), of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Act, of 25% or more of the combined voting power of the then outstanding Voting Stock of the Company; provided, however, that for purposes of this Section 1(c)(i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company of Voting Stock of


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               the Company, or (B) any acquisition of Voting Stock of The
               Company by any employee benefit plan (or related trust) sponsored or maintained by The Company or any Subsidiary; or

          (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board," (as modified by this Section 1(c)(ii))) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the shareholders of The Company, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of The Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of The Company, or other transaction (each, a "Business Combination"), unless, in each case, immediately following such Business Combination, either (A)(I) the individuals and entities who were the beneficial owners of Voting Stock of The Company immediately prior to such Business Combination beneficially own in the aggregate, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns The Company or all or substantially all of the assets of The Company either directly or through one or more subsidiaries), (II) no Person (other than The Company, such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by The Company, any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (III) at least a majority of the members of the Board of Directors of


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               the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination, or (B) the same as Section 1(c)(iii)(A), except in clause (I), substituting "one-third" for "50%," and in clause (III), substituting "two-thirds" for "a majority"; or

          (iv) approval by the shareholders of The Company of a complete liquidation or dissolution of The Company, except pursuant to a Business Combination that complies with clause (A) or (B) of
               Section 1(c)(iii).

     (d)  "Code" means the Internal Revenue Code of 1986, as amended.

     (e) "Competitive Activity" means the Executive's participation, without the written consent of the Board of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise engages in substantial and direct competition with the Company if such enterprise's sales of any product or service competitive with any product or service of the Company amounted to 10% of such enterprise's net sales for its most recently completed fiscal year and if the Company's net sales of said product or service amounted to 10% of the Company's net sales for its most recently completed fiscal year. "Competitive Activity" shall not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

     (f)  "Director" means a member of the Board.

     (g) "Ordinary Shares" means the ordinary shares, par value $0.01 per share, of The Company.

     (h) "Subsidiary" means an entity in which The Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

     (i) "Total Cash Compensation" means the sum of the (i) highest annual Base Salary in effect during the Term; and (ii) highest annual Incentive Bonus (as set forth in Section 6(b)) earned during the prior three (3) fiscal years.

     (j) "Voting Stock" means securities entitled to vote generally in the election of directors.


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2.   Employment.
     ----------

     The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed with the Company for the Term, upon the terms and conditions herein set forth.

3.   Term.
     ----

     The term of employment under this Agreement (the "Initial Term") shall commence on July 18, 2005 ("Commencement Date") and subject to earlier termination pursuant to Section 7, expire on the third anniversary of the Commencement Date; provided, however, that commencing on the third anniversary of the Commencement Date, this Agreement will automatically be renewed for successive one-year periods (the "Additional Term"), subject to earlier termination pursuant to Section 7, unless either party provides written notice of non-renewal to the other pursuant to Section 15 at least ninety (90) days prior to the end of the Initial Term or any Additional Term. The Initial Term and any Additional Term shall be referred to under this Agreement as the "Term"; provided, however, that if a Change in Control occurs during the Term (as determined without regard to this clause), then the Term shall include the period ending on the second anniversary of the first occurrence of a Change in Control.

4.   Positions and Duties.
     --------------------

     (a) During the Term, Executive will serve in the position of Executive Vice President and Chief Financial Officer of the Company, or such other position as may be agreed upon by the Company and the Executive, and will have such duties, functions, responsibilities and authority as are (i) reasonably assigned to him by the Chief Executive Officer of the Company, consistent with Executive's position as the Company's Executive Vice President and Chief Financial Officer or
          (ii) reasonably assigned to his office by the Board or in the Company's Corporate Charter. Executive will report directly to the Chief Executive Officer of the Company.

     (b) During the Term, Executive will be the Company's full-time employee and, except as may otherwise be approved in advance in writing by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, Executive will devote substantially all of his business time and attention to the performance of his duties to the Company. Notwithstanding the foregoing, Executive may (i) subject to the approval of the Board, serve as a director of a company, provided such service does not constitute a Competitive Activity, (ii) serve as an officer, director or otherwise participate in purely educational, welfare, social, religious and civic organizations, (iii) serve as an officer, director or trustee of, or otherwise participate in, any organizations and


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          activities with respect to which Executive's participation was disclosed to the Company in writing prior to the date hereof and
          (iv) manage personal and family investments.

5.   Place of Performance.
     --------------------

     In connection with his employment during the Term, Executive will be provided appropriate office facilities at the Company's principal executive offices and any other location that the Company reasonably deems necessary to have an office in order for the Executive to perform his duties to the Company. Executive agrees and acknowledges that in view of the nature of company's business operations, Executive may be required in the performance of his duties to undertake substantial travel on behalf of the Company.

6.   Compensation and Related Matters.
     --------------------------------

     As compensation and consideration for the performance by Executive of his obligations pursuant to this Agreement, Executive shall be entitled to the following:

     (a) Base Salary. During the Term, the Company shall pay Executive an annual base salary ("Base Salary") of US $450,000, payable at the times and in the manner consistent with the Company's policies regarding compensation of executive employees. The Company agrees to review such compensation not less frequently than annually during the Term. Base Salary may not be decreased. The Base Salary as increased from time to time shall be referred to herein as "Base Salary".

     (b) Incentive Bonus. For each calendar year that begins after December 31, 2004, the Company shall pay a cash bonus to Executive based upon pre-established performance goals established by the Company (the "Incentive Bonus"). For the calendar years ending on December 31, 2005 and December 31, 2006, Executive shall receive a guaranteed minimum Incentive Bonus equal to $200,000. Any Incentive Bonus shall be payable at the times and in the manner consistent with the Company's policies regarding compensation of executive employees.

     (c) Executive Benefits. During the Term, the Company will make available to Executive and his eligible dependents, participation in all Company-sponsored employee benefit plans including all employee retirement income and welfare benefit policies, plans, programs or arrangements in which senior executives of the Company participate, including any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, disability, salary continuation, and any other deferred


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          compensation, incentive compensation, group and/or executive life, health, medical/hospital or other insurance, expense reimbursement or other employee benefit policies, plans, programs or arrangements, including without limitation financial counseling services or any equivalent successor policies, plans, programs or arrangements that may now exist or be adopted hereafter by the Company.

     (d) Expenses. The Company will promptly reimburse Executive for all reasonable business expenses Executive incurs in order to perform his duties to the Company under this Agreement in a manner commensurate with Executive's position and level of responsibility with the Company, and in accordance with the Company's policy regarding substantiation of expenses.

     (e) Club Dues and Expenses. The Company hereby agrees to reimburse Executive for club dues and expenses up to $5,000 per calendar year in accordance with the Company's policy regarding substantiation of expenses.

     (f) Vacation and Holidays. Executive shall be entitled to four (4) weeks of paid vacation per annum, in accordance with the Company's vacation policy.

     (g) Indemnification. The Executive shall be offered an opportunity to enter into The Company' Indemnification Agreement substantially in the form attached hereto as Exhibit A effective as of the Commencement Date.

     (h) Signing Bonus. Subject to Section 8(j), the Company shall pay Executive a $135,000 signing bonus upon execution of this Agreement.

     (i) Relocation Expenses. Subject to Section 8(j), the Company shall reimburse the Executive for his reasonable relocation costs in accordance with the Company's Relocation Policy.

     (j) Initial Equity Compensation Grant. The Company shall grant Executive an option (the "Option") to purchase 50,000 Ordinary Shares of the Company. Additionally, the Company shall grant Executive 65,000 restricted shares (the "Restricted Shares") of The Company (collectively the "Grants"). Additionally, any grant to Executive under the 2004 Equity Incentive Compensation Plan shall be subject to the terms and conditions of the plan as well as the performance requirements expressly adopted by the Company' Board and/or Compensation Committee. A copy of the 2004 Equity Incentive Compensation Plan is attached hereto as Exhibit B.


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     (k)  Initial Legal Fees. The Company shall pay all reasonable attorneys'
          fees and costs incurred by the Executive in connection with advice pertaining to and negotiation of this Agreement.

7.   Termination.
     -----------

     (a) Termination by the Company with Cause. The Company shall have the right to terminate Executive's employment at any time with Cause by providing a Notice of Termination to Executive in accordance with
          Section 7(g) not more than sixty (60) days after the Company's actual knowledge of the Cause event, and such termination shall not be deemed to be a breach of this Agreement. For purposes of this Agreement, "Cause" shall mean: (i) habitual drug or alcohol use which materially impairs Executive's ability to perform his or her duties hereunder;
          (ii) Executive's conviction during the Term by a court of competent jurisdiction, or a pleading of "no contest" or guilty to an arrestable criminal offense resulting in the imposition of a custodial sentence;
          (iii) Executive's engaging in fraud, embezzlement or any other illegal conduct with respect to the Company, which acts are materially harmful to, either financially, or to the business reputation of the Company;
          (iv) Executive's willful breach of Section 10 hereof; (v) Executive's willful and continued failure or refusal to perform his material duties hereunder (other than such failure caused by Executive's Disability), after a written demand for performance is delivered to Executive by the Company that specifically identifies the manner in which the Company believes that Executive has failed or refused to perform his duties, which is not cured, within thirty (30) days after written notice thereof; or (vi) Executive otherwise breaches any material provision of this Agreement after a written demand for performance is delivered to Executive by the Company that specifically identifies the manner in which the Company believes that Executive has failed or refused to perform his duties, which is not cured, within thirty (30) days after written notice thereof. No act or failure to act on the part of Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

     (b) Death. In the event Executive dies during the Term, his employment shall automatically terminate effective on the date of his death, such termination shall not be deemed to be a breach of this Agreement, and the Company shall pay or provide to the Executive's beneficiaries or estate, as appropriate, as soon as practicable after the Executive's death, the amounts and benefits provided for in Section 8(d).


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     (c)  Disability. In the event Executive shall suffer from a mental or physical disability which shall have prevented him from performing his material duties hereunder for a period of at least one-hundred eighty
          (180) non-consecutive days within any 365 day period, the Company shall have the right to terminate Executive's employment for "Disability," such termination to be effective upon the giving of notice thereof to the Executive in accordance with Section 7(g) hereof, such termination shall not be deemed to be a breach of this Agreement, and the Company shall provide to the Executive the amounts and benefits provided for in Section 8(d). Executive's employment hereunder shall terminate effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date"); provided that Executive shall not have returned to full-time performance of his duties hereunder within thirty (30) days following receipt of such notice.

     (d)  Good Reason.
          -----------

          (i) Executive may terminate his employment with the Company for "Good Reason" and such termination shall not be deemed to be a breach of this Agreement. Executive shall have Good Reason if Executive has knowledge that one of the events described in Section 7(d)(ii) has occurred without Executive's written consent and
               (A) if the event is not curable, Executive gives a Notice of Termination to the Company pursuant to Section 7(g) within sixty
               (60) days after having knowledge of the event, or (B) if the event is curable, (I) Executive gives written notice to the Company thereof in accordance with Section 15 within sixty (60) days after having knowledge of the event, (II) such event has not been cured within thirty (30) days after the Executive gives notice of the event to the Company, and (III) Executive gives a Notice of Termination to the Company in accordance with Section 7(g) within thirty (30) days after the expiration of the Company's 30-day cure period.

          (ii) For purposes of this Agreement, "Good Reason" shall mean (A) prior to a Change in Control, (I) a failure by the Company to comply with any material provision of this Agreement; (II) the liquidation, dissolution, merger, consolidation or reorganization of the Company or all of its business and/or assets, unless the successor(s) assume all duties and obligations of the Company pursuant to Section 14(a); or (III) upon the provision of notice by the Company under Section 3 of non-renewal of the Agreement; and (B) on or after a Change in Control, (I) any of the events set forth in Section 7(d)(ii)(A); (II) any material and adverse change to Executive's duties or authority which are inconsistent with his title and position


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               set forth herein; (III) a diminution of Executive's title or position; (IV) the relocation of Executive's office; (V) a reduction in Executive's Base Salary; or (VI) a material reduction of Executive's benefits provided pursuant to Section 6 other than a reduction permitted under terms and conditions of the applicable Company policy or benefit plan.

     (e) Without Good Reason. Executive may voluntarily terminate his employment with the Company without Good Reason by giving written notice to the Company as provided in Section 7(g). Such notice must be provided to the Company at least thirty (30) days prior to such termination. Such termination shall not be deemed to be a breach of this Agreement.

     (f) Without Cause. This Company shall have the right to terminate Executive's employment hereunder without Cause by providing written notice to Executive as provided in Section 7(g), and such termination shall not be deemed to be a breach of this Agreement. "Without Cause" shall mean for any reason other than Cause, death or Disability, as provided in Sections 7(a), 7(b) and 7(c).

     (g)  Notice of Termination.
          ---------------------

          (i) Any termination of Executive's employment by the Company pursuant to Section 7(a), 7(c) or 7(f), or by Executive pursuant to
               Section 7(d) or 7(e), shall be communicated by a Notice of Termination to the other party hereto in accordance with this
               Section 7(g) and Section 15. For purposes of this Agreement, a "Notice of Termination" means a written notice that (A) indicates the specific termination provision in this Agreement relied upon,
               (B) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (C) if the Date of Termination (as defined in Section 7(h)) is other than the date of receipt of such notice, specifies the Date of Termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or Company's rights hereunder.

          (ii) Any Notice of Termination by the Company for Cause shall be ratified by a resolution duly adopted by the affirmative vote of not


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               less than two-thirds of the Board of the Company then in office
               (excluding, for this purpose, the Executive, if the Executive is then a member of the Board) at a meeting of the Board of the Company called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board of the Company, finding that, in the good faith opinion of the Board of the Company, the Executive had committed an act constituting "Cause" as defined in Section 7(a) and specifying the particulars thereof in detail.

     (h) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein (but not more than thirty (30) days thereafter), as the case may be (although such Date of Termination shall retroactively cease to apply if the circumstances providing the basis of termination for Cause or Good Reason are cured in accordance with Section 7(a) or 7(d) of this Agreement, as the case may be), (ii) if Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date set forth in the Notice of Termination (iii) if Executive's employment is terminated by Executive without Good Reason, the Date of Termination shall be the date set forth in the Notice of Termination, but no sooner than thirty (30) days after such Notice of Termination is received by the Company and (iv) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of the Executive's death or the Disability Effective Date, as the case may be.

8.   Compensation upon Termination.
     -----------------------------

     If the Company or Executive terminates the Executive's employment during the Term, the Company shall pay to the Executive the amount(s) set forth below in a lump sum in cash upon the later of (i) five (5) business days after the Date of Termination or date of expiration of this Agreement, as the case may be,
(ii) the effective date of a release (if a release is required by this Section
8) or (iii) at the Executive's option, a date later than the dates specified in clauses (i) and (ii).

     (a) Compensation upon Termination for Cause or Without Good Reason. In the event of termination of Executive's employment by the Company for Cause or by the Executive without Good Reason, the Company shall pay the Executive his accrued, but unpaid Base Salary, accrued vacation pay and unpaid business expenses through the Date of Termination (the "Compensation Payments"), and the Executive shall be entitled to no other


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          compensation, except as otherwise due to the Executive under applicable law. The Executive shall not be entitled to the payment of any bonus or other incentive compensation for any portion of the fiscal year in which such termination occurs.

     (b) Compensation upon Termination by the Company Without Cause or upon Termination by the Executive for Good Reason. Subject to Section 8(c), in the event of the termination of the Executive's employment by the Company without Cause or upon termination of the Executive's employment by the Executive for Good Reason, the Company shall pay the Executive the Compensation Payments. In addition, conditioned upon receipt of the Executive's release of claims substantially in the form attached hereto as Exhibit C, subject to such changes as may be required to preserve the intent thereof for changes in applicable law, the Company shall pay or provide to the Executive (i) as severance pay, an amount equal to the sum of the Total Cash Compensation that Executive would have received during the remaining Term of the Agreement, such amount to be calculated from the date the Executive's employment was terminated to the date that is the third anniversary of the Commencement Date (the "Severance Calculation Period"),
          (ii) earned, but unpaid Incentive Bonus for the year of termination, as determined in the good faith opinion of the Company based upon the relative achievement of performance targets through the Date of Termination (the "Termination Bonus"), and (iii) the welfare benefits set forth in Section 8(f). Notwithstanding the foregoing provisions of this Section 8(b), (x) where the Severance Calculation Period is for twenty-four (24) calendar months or less, the Company shall pay the Executive under Section 8(b)(i) an amount equal to the sum of two (2) full years' Total Cash Compensation, (y) upon termination by the Executive for Good Reason due to Section 7(d)(ii)(A)(III) (Company's notice of non-renewal of the Agreement), the Company shall pay the Executive under Section 8(b)(i) an amount not less than two (2) full years' Total Cash Compensation, and (z) any right of the Executive to receive termination payments and benefits under Section 8(b) shall be forfeited to the extent of any amounts payable or benefits to be provided after a material breach of any covenant set forth in
          Section 10.

     (c) Compensation upon Termination in Connection with a Change in Control of the Company. If, within the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the second anniversary of such occurrence of a Change in Control or, if earlier, until the Executive's death, the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, then the provisions of Section 8(b) shall be applicable, except that an amount equal


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          to 300% of the Executive's Total Cash Compensation shall be substituted in lieu of the amount set forth in Section 8(b)(i), and the Severance Calculation Period shall be inapplicable. For purposes of the preceding sentence, if a Change in Control occurs and not more than one-hundred twenty (120) days prior to the date on which the Change in Control occurs, the Executive's employment is terminated by the Company without Cause, such termination of employment shall be deemed a termination of employment after a Change in Control if the Executive has reasonably demonstrated that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control.

     (d) Compensation upon Death or Disability. In the event of the Executive's death or the termination of employment due to Disability, the Company shall pay to the Executive (or beneficiaries, or estate, as the case may be) an amount equal to the sum of (i) the Compensation Payments, and (ii) the Termination Bonus. Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provision of any agreements, plans or programs of the Company.

     (e) Set-Off, Counterclaim or Late Payment. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Executive provided for in this Agreement. Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment required to be made hereunder on a timely basis, the Company shall pay interest on the amount or value thereof at an annualized rate of interest equal to the "prime rate" as set forth from time to time during the relevant period in The Wall Street Journal "Money Rates" column, plus four
          (4)%. Such interest shall be payable as it accrues on demand. Any change in such prime rate shall be effective on and as of the date of such change.

     (f) Welfare Benefits. If the Executive becomes entitled to the benefits provided by Section 8(b) or 8(c), then in addition to such benefits, for a period following the Date of Termination equal to the greater of the remaining Term or twelve (12) months (the "Continuation Period"), the Company shall arrange to provide the Executive with health insurance, life insurance, and other medical benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Date of Termination (or, if greater, immediately prior to the reduction, termination, or denial described in Section 7(d)(ii)(B)(VI), if applicable). If and to the extent that any benefit described in this Section 8(f) is not or


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          cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such benefits along with, in the case of any benefit described in this Section 8(f) that is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company, an additional amount such that after payment by the Executive, or his dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Notwithstanding the foregoing, or any other provision of the Agreement, for purposes of determining the period of continuation coverage to which the Executive or any of his dependents is entitled pursuant to Section 4980B of the Code under the Company's medical, dental and other group health plans, or successor plans, the Executive's "qualifying event" will be the termination of the Continuation Period and the Executive will be considered to have remained actively employed on a full-time basis through that date.

     (g) Scope and Nonduplication. The provision or payment of termination benefits under this Section 8 shall not affect any rights the Executive may have pursuant to any agreement, plan, policy, program or arrangement of the Company providing employee benefits, which rights shall be governed by the terms thereof or by the release described in
          Section 8; provided, however, that to the extent, and only to the extent, a payment or benefit that is paid or provided under this
          Section 8 would also be paid or provided under the terms of any applicable plan, program, or arrangement, including, without limitation, any severance program, such applicable plan, program, agreement or arrangement shall be deemed to have been satisfied by the payment made or benefit provided under this Agreement.

     (h) Mitigation. In the event of the termination of the Executive by the Company without Cause, or by the Executive with Good Reason, the Executive shall not be required to mitigate damages by seeking other employment or otherwise as a condition to receiving termination payments or benefits under this Agreement. No amounts earned by the Executive after the Executive's termination by the Company without Cause or by the Executive with Good Reason, whether from self-employment, as a common law employee, or otherwise, shall reduce the amount of any payment or benefit under any provision of this Agreement. Notwithstanding the foregoing, the Executive's coverage under the Company's group medical insurance as provided in Section 8(f) shall be reduced to the extent comparable welfare benefits are actually received by the Executive as soon as the Executive becomes covered under any group medical plan made available by another employer. The

          Executive shall report to the Company any such coverage actually received by the Executive.

     (i) Resignations. Except to the extent requested by the Company, upon any termination of the Executive's employment with the Company, the Executive shall immediately resign all positions and directorships with the Company and each of the Company's subsidiaries and affiliates.

     (j) Reimbursement of Signing Bonus and Relocation Expenses. If the Executive terminates this Agreement without Good Reason, the Executive shall reimburse to the Company a pro rata share of the Signing Bonus and Relocation Expenses, according to the following schedule:

          (i) Prior to the expiration of six (6) months from August 1, 2005, the Executive shall reimburse 75% of the Signing Bonus and Relocation Expenses to the Company; and

          (ii) Prior to the expiration of twelve (12) months from August 1 2005, the Executive shall reimburse 50% of the Signing Bonus and Relocation Expenses to the Company.

9.   Certain Additional Payments by the Company.
     ------------------------------------------

     (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section
          9) or distribution by the Company, The Company or any of their affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by
          Section 4999 of the Code by reason of being considered "contingent on a change in ownership or control" of the Company or The Company, within the meaning of Section 280G of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); provided; however, that no Gross-up Payment shall be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the execution of this Agreement, or
          (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive will be considered to pay (x) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (y) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes.

     (b) Subject to the provisions of Section 9(f), all determinations required to be made under this Section 9, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) calendar days after the Date of Termination, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five (5) business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to any material benefit or amount (or portion thereof), it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of
          Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 9(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five (5) business days after receipt of such determination and calculations.

     (c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, record and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and-otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by
          Section 9(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

     (d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall report and make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five
          (5) business days pay to the Company the amount of such reduction.

     (e) The fees and expenses of Accounting Firm for its services in connection with the determinations and calculations contemplated by
          Section 9(b) shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five (5) business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

     (f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than thirty (30) business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notified the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

          (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

          (iv) permit the Company to participate in any proceedings relating to such claim;

          provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income or other tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this
          Section 9(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 9(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(f), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(f), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 9.

     (h) Notwithstanding any provision of this Agreement to the contrary, but giving effect to any redetermination of the amount of Gross-Up payments otherwise required by this Section 9, if (i) but for this sentence, the Company would be obligated to make a Gross-Up Payment to the Executive and (ii) the aggregate "present value" of the "parachute payments" to be paid or provided to the Executive under this Agreement or otherwise does not exceed three times the Executive's "base amount" by more than $50,000, then the payments and benefits to be paid or provided under this Agreement will be reduced (or repaid to the Company, if previously paid or provided) to the minimum extent necessary so that no portion of any payment or benefit to the Executive, as so reduced or repaid, constitutes an "excess parachute payment." For purposes of this Section 9(h), the terms "excess parachute payment," "present value," "parachute payment," and "base amount" will have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in or repayment of such payments or benefits to be provided under this Agreement is required pursuant to this Section 9(h) will be made at the expense of the Company, if requested by the Executive or the Company, by the Accounting Firm. Appropriate adjustments shall be made to amounts previously paid to Executive, or to amounts not paid pursuant to this Section 9(h), as the case may be, to reflect properly a subsequent determination that the Executive owes more or less Excise Tax than the amount previously determined to be due. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced or repaid pursuant to this Section 9(h), the Executive shall be entitled to designate the payments and/or benefits to be so reduced or repaid in order to give effect to this Section 9(h). The Company shall provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within 10 business days prior to the Date of Termination or other due date, the Company may effect such reduction or repayment in any manner it deems appropriate.

10.  Competitive Activity; Confidentiality; Non-solicitation.
     -------------------------------------------------------

     (a) Executive acknowledges that during the course of his employment with the Company the Executive will learn business information valuable to the Company and will form substantial business relationships with the Company's clients. To protect the Company's legitimate business interests in preserving its valuable confidential business information and client relationships, the Executive shall not without the prior written consent of the Company, which consent shall not be unreasonably withheld, (i) engage in any Competitive Activity during the Term and (ii) if the Executive shall have received or shall be receiving benefits under Section 8(b) or 8(c), engage in any Competitive Activity for a period ending on the first anniversary of the earlier of the Date of Termination or the date of expiration of this Agreement.

     (b) During the Term, and in consideration for the Executive's agreement to enter into this Agreement, the Company agrees that it will disclose or cause to be disclosed to Executive its Confidential or Proprietary Information (as defined in this Section 10(b)) to the extent necessary for Executive to carry out his obligations to the Company. The Executive hereby acknowledges the Company has a legitimate business interest in protecting its Confidential or Proprietary Information and hereby covenants and agrees that he will not without the prior written consent of the Company, during the Term or thereafter (i) disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any Confidential or Proprietary Information of the Company or (ii) remove, copy or retain in his possession any Company files or records. For purposes of this Agreement, the term "Confidential or Proprietary Information" will include all information of any nature and in any form that is owned by the Company or by The Company and that is not publicly available (other than by Executive's breach of this Section 10(b)) or generally known to persons engaged in businesses similar or related to those of the Company or The Company. Confidential or Proprietary Information will include, without limitation, the Company's and The Company' financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. Confidential or Proprietary Information shall not be deemed to have become public for purposes of this Agreement where it has been disclosed or made public by or through anyone acting in violation of a contractual, ethical, or legal responsibility to maintain its confidentiality. The foregoing obligations imposed by this Section 10(b) shall not apply (x) during the Term, in the course of the business of and for the benefit of the Company or The Company, (y) if such Confidential or Proprietary Information will have become, through no fault of the Executive, generally known to the public or (z) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

     (c) The Executive hereby covenants and agrees that during the Term and for one (1) year after the Date of Termination Executive will not, without the prior written consent of the Company, which consent shall not unreasonably be withheld, on behalf of Executive or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Company or The Company to give up employment or a business relationship with the Company or The Company, and the Executive shall not directly or indirectly solicit or hire employees of the Company or The Company for employment with any other employer.

     (d) The Executive agrees that on or before the Date of Termination the Executive shall return all Company property, including without limitation all credit, identification and similar cards, keys and documents, books, records and office equipment. The Executive agrees that he shall abide by, through the Date of Termination, the Company's and The Company' policies and procedures for worldwide business conduct.

     (e)  Executive and the Company agree that the covenants contained in this
          Section 10 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his obligations under this Section 10 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

     (f) Representations of the Executive. The Executive represents and warrants to the Company that:

          (i) (A) There are no restrictions, agreements or understandings whatsoever to which the Executive is a party that would prevent or make unlawful the Executive's execution of this Agreement or the Executive's employment under this Agreement, or that is or would be inconsistent, or in conflict with this Agreement or the Executive's employment under this Agreement, or would prevent, limit or impair in any way the performance by the Executive of the obligations under this Agreement; and (B) the Executive has disclosed to the Company all restraints, confidentiality commitments or other employment restrictions that the Executive has with any other employer, person or entity.

          (ii) Upon and after the Executive's termination or cessation of employment with the Company, and until such time as no obligations of the Executive to the Company hereunder exist, the
               Executive: (A) shall provide a complete copy of this Agreement to any prospective employer or other person, entity or association in a competing business with whom or which the Executive proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement thereof, provided that Executive shall first cause the compensation amounts hereunder to be deleted or not disclosed; and (B) during the period described in Section 10(a)(ii) the Executive shall notify the Company of the name and address of any such person, entity or association prior to the Executive's employment, affiliation, engagement, association or the establishment of any business or remunerative relationship.

11.  Legal Fees and Expenses.
     -----------------------

     If it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive the benefits provided or intended to be provided to Executive hereunder, the Company irrevocably authorizes Executive from time to time to retain counsel of Executive's choice at the expense of the Company as hereafter provided, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship shall exist between Executive and such counsel. Without respect to whether Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys, and related fees and expenses incurred by Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted in bad faith or with no colorable claim of success. Such payments shall be made within five (5) business days after delivery of Executive's written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require. Notwithstanding the foregoing provisions of this Section 11, the obligations of the Company under this Section 11 shall not exceed, in the aggregate, $100,000.

12.  Withholding of Taxes.
     --------------------

     The Company may withhold from any amounts payable under this Agreement all applicable taxes that the Company is required to withhold pursuant to any applicable law, regulation or ruling.

13.  Dispute Resolution.
     ------------------

     Any dispute between the parties under this Agreement shall be resolved (except as provided below) through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes (located in New York City) and the arbitration shall be conducted in that location under the rules of said Association. Each party shall be entitled to present evidence and argument to the arbitrator. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions, except as expressly provided in Section 17 and only in the event the Company has not brought an action in a court of competent jurisdiction to enforce the covenants in Section 10. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating the arbitrator's determination, and shall furnish to each party a signed copy of such determination. The expenses of arbitration shall be borne equally by the Company and the Executive or as the arbitrator equitably determines consistent with the application of state or federal law; provided, however, that the Executive's share of such expenses shall not exceed the maximum permitted by law. Any arbitration or action pursuant to this Section 13 shall be governed by and construed in accordance with the substantive laws of the State of New York and, where applicable, federal law, without giving effect to the principles of conflict of laws of such State.

     Notwithstanding the foregoing, the Company shall not be required to seek or participate in arbitration regarding any actual or threatened breach of the Executive's covenants in Section 10, but may pursue its remedies, including injunctive relief, for such breach in a court of competent jurisdiction in New York City, or in the sole discretion of the Company, in a court of competent jurisdiction where the Executive has committed or is threatening to commit a breach of the Executive's covenants, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.

14.  Successors and Binding Agreement.
     --------------------------------

     (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

     (b) This Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

     (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 14(a) and 14(b). Without limiting the generality or effect of the foregoing, Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 14(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

15.  Notices.
     -------

     For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by an internationally recognized overnight courier service, addressed to the Company (to the attention of the Chairman of the Board of the Company) at its principal executive office and to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

16.  Governing Law.
     -------------

     Notwithstanding applicable conflicts of laws principles, the validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of New York and federal law, without giving effect to the principles of conflict of laws, except as expressly provided herein. In the event the Company exercises its discretion under Section 10(e) to bring an action to enforce the covenants contained in Section 10 in a court of competent jurisdiction where the Executive has breached or threatened to breach such covenants, and in no other event, the parties agree that the court may apply the law of the jurisdiction in which such action is pending in order to enforce the covenants to the fullest extent permissible.

17.  Validity.
     --------

     Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective, to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant in
Section 10 should be deemed invalid, illegal or unenforceable because its time, geographical area, or restricted activity, is considered excessive, such covenant shall be modified to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

18.  Miscellaneous.
     -------------

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The headings used in this Agreement are intended for convenience or reference only and shall not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. References to Sections are references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation shall also include any successor thereto.

19.  Survival.
     --------

     Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under Sections 8, 9, 10, 11, 12, 13, 14(a) and 14(b) will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

20.  Beneficiaries.
     -------------

     The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death, and may change such election, in either case by giving the Company written notice thereof in accordance with Section 15. In the event of the Executive's death or a judicial determination of the Executive's incompetence, reference in this Agreement to the "Executive" shall be deemed, where appropriate, to the Executive's beneficiary, estate or other legal representative.

21.  Counterparts.
     ------------

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

22.  Entire Agreement.
     ----------------

     The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive's employment by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceedings to vary the terms of this Agreement.


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                                  Page 26 of 27

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.


                             /s/ Dean E. Miller
                             ---------------------------------------------------
                             Dean Edward Miller



                             SCOTTISH RE GROUP LIMITED



                             By: /s/ Paul Goldean
                                ------------------------------------------------
                             Name: Paul Goldean
                                  ----------------------------------------------
                             Title: Executive Vice President and General Counsel
                                   ---------------------------------------------


                                  Page 27 of 27